Exhibit 23
                                                                          Part I


                         INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference of our reports dated March 24, 2000, appearing in this Annual Report on Form 10-K of Find/SVP, Inc. for the year ended December 31, 1999, in the following registration statements of Find/SVP, Inc.; Registration Statement No. 33-42746 on Form S-8 (pertaining to the Find/SVP, Inc. 1986 Stock Option Plan); Registration Statement No. 333-22439 on Form S-8 (pertaining to the Find/SVP, Inc. 1986 Stock Option Plan); Registration Statement No. 333-22445 on Form S-8 (pertaining to the Find/SVP Inc. 1996 Stock Option Plan); and Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 No. 333-68315 (pertaining to the Find/SVP, Inc. 1996 Stock Option Plan).



Deloitte & Touche

Stamford, Connecticut
March 24, 2000